Ex.23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Avogenx, Inc. of our report dated July 28, 2014, relating to the financial statements of Islet Sciences, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF
San Diego, California
December 1, 2014